Exhibit 99.1

FOR IMMEDIATE RELEASE

SAMUEL A. MITCHELL NAMED

TO INTERNATIONAL COAL GROUP BOARD OF DIRECTORS

SCOTT DEPOT, West Virginia, April 3, 2008 – International Coal Group, Inc. (NYSE: ICO) today announced that Samuel A. Mitchell has been appointed to the Company’s board of directors, effective April 2, 2008. Mr. Mitchell’s Class I Director’s term expires in 2009.

Mr. Mitchell is managing director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial Holdings, Inc. Fairfax is a Toronto-based property and casualty insurance holding company. Prior to joining Hamblin Watsa, Mr. Mitchell was managing director and co-founder of Marshfield Associates, a Washington, D.C.-based investment counsel firm. Mr. Mitchell has also held positions in the healthcare industry and was a co-founder of Research from Washington, which advised institutional investors on the impact of legislation and governmental initiatives. Mr. Mitchell received his bachelor’s degree from Harvard College and his M.B.A. from Harvard Business School.

“Sam Mitchell brings a wealth of business and financial investment experience to the ICG board of directors,” said Ben Hatfield, president and chief executive officer of International Coal Group. “We are pleased to have someone of his caliber join the board, and we look forward to receiving his guidance and counsel.”

Mr. Mitchell will also serve on the audit and compensation committees of ICG’s board of directors.

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 12 active mining complexes, of which 11 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

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For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.